Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

            Company Contact:

            Jill Gilmer

            Zep Inc.

            404-605-8614

Zep Inc. Announces Workforce Reduction

Atlanta, GA, December 8, 2008 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced that, as a result of significantly lower customer orders, it is reducing non-sales headcount by five percent. The Company unexpectedly began experiencing a significantly lower order rate in October as a result of general economic conditions while continuing to experience high raw material input costs. The Company initiated a new set of non-sales headcount reductions in November and is expected to have most of these reductions complete by the end of its second fiscal quarter.

As a result of this workforce reduction, the Company expects to report a restructuring charge of approximately $1.9 million in the first fiscal quarter of 2009, which ended November 30. In addition, the Company announced an immediate hiring freeze of all non-sales positions throughout the organization.

John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., stated, “In response to widely-publicized economic headwinds, weaker-than-expected volumes, and continued high raw material costs, we made the decision during the first quarter to reduce our workforce. While this was a difficult decision, we are operating in a rapidly declining and much broader economic downturn than we initially anticipated and believe it was prudent to reduce our cost structure in response. In addition to the workforce reduction we have already begun implementing, we will further reduce our costs in other areas as necessary. These are never easy decisions to make, and I certainly understand the impact this will have on our associates. Despite this reduction in our staffing levels, we believe it is important to continue to seek and hire experienced and qualified sales representatives.”

About Zep Inc.

Zep Inc., with fiscal year 2008 net sales of over $575 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projections of financial information; any statements about historical results that may suggest trends for our business; any statements of the plans, strategies, and objectives of management for future operations; any statements of expectation or belief regarding future events, potential markets or market size, technology developments, or enforceability of our intellectual property rights; any statements of assumptions underlying any of the items mentioned; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. Management believes that its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.